UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): January 23, 2022

THEMAVEN, INC.

(Exact Name of Registrant as Specified in Charter)

delaware	1-12471	68-0232575
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

200 Vesey Street, 24th Floor, New York, New York	10281
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: 212-321-5002

(Former Name, or Former Address, if Changed Since Last Report)

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name on exchange on which registered
N/A	N/A	N/A

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Act of 1934 (§240.12b-2 of this chapter)

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into Material Definitive Agreement

On January 24, 2022, theMaven, Inc. (“Maven”) entered into several Stock Purchase Agreements (collectively, the “Stock Purchase Agreement”) with certain purchasers of previous securities issued by us (the “Investors”), pursuant to which we agreed to issue an aggregate of 15,662,325 shares of Maven’s restricted common stock, par value $0.01 per share (the “Common Stock”), at a price equal to $0.63 per share, or the volume-weighted average price of our Common Stock at the close of trading on the sixty (60) previous trading days, to such Investors in lieu of an aggregate of approximately $9.87 million owed in liquidated damages, which includes accrued but unpaid interest, for our failure to meet certain covenants in prior Registration Rights Agreements and related Securities Purchase Agreements with such Investors. Maven also agreed in the Stock Purchase Agreement that it would prepare and file with the Securities and Exchange Commission as soon as reasonably practicable, but in no event later than one year following the closing of the issuance of these shares of Common Stock to the Investors, a registration statement covering the resale of these shares of Common Stock issued in lieu of payment of these liquidated damages in cash. Maven entered into a form of the Stock Purchase Agreement with each of the Investors, with certain information including the cash value of the Liquidated Damages due to each Investor as of the date of the Stock Purchase Agreement, as set forth in Exhibit A to each respective form of Stock Purchase Agreement.

The foregoing is only brief descriptions of the respective material terms of the form of Stock Purchase Agreement and are qualified in their entirety by reference to the form of Stock Purchase that is filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated by reference herein.

Item 8.01. Other Event

Amendment No. 4 to Second Amended and Restated Note Purchase Agreement

On January 23, 2022, Maven entered into Amendment No. 4 to Second Amended and Restated Note Purchase Agreement (“Amendment No. 4”) with Maven Coalition, Inc. (“Maven Coalition”), Maven Media Brands, LLC (“Maven Media”), TheStreet, Inc. (“TheStreet”), College Spun Media Incorporated (“College Spun”) and BRF Finance Co., LLC, in its capacity as agent (in such capacity, “Agent”) for the purchasers from time to time party thereto (the “Purchasers”), and as the sole Purchaser, which further amended the Second Amended and Restated Note Purchase Agreement, dated as of March 24, 2020, as amended (the “Note Purchase Agreement”), by and among Maven, Maven Coalition, TheStreet, Maven Media, College Spun, Agent, and the Purchasers.

Pursuant to Amendment No. 4:

(i) the cash proceeds received by Maven from the sale of shares of its common stock being offered pursuant to an underwritten public equity offering for which a registration statement on Form S-1 was initially filed with the Securities and Exchange Commission on January 12, 2022 (including any additional shares of common stock that are sold pursuant to the exercise of the underwriters’ over-allotment option under the underwriting agreement relating to such offering, the “Excluded Shares”) will not be subject to the mandatory prepayment provision of the Note Purchase Agreement which otherwise would have required Maven to apply the proceeds received from the sale of the Excluded Shares to the prepayment of the notes (the “Notes”) issued pursuant to the Note Purchase Agreement;

(ii) to the extent that gross cash proceeds of at least $20,000,000 are received by Maven from the issuance of the Excluded Shares on or prior to 5:00pm New York City time on February 14, 2022 (or such later date as shall be agreed to by the Agent in its sole discretion), the stated maturity date applicable to (a) the Delayed Draw Term Notes (as defined in the Note Purchase Agreement) that were issued on March 24, 2020 plus the next $1,086,135 in aggregate principal amount of Delayed Draw Term Notes that were issued thereafter (including, in each case, any additional Delayed Draw Term Notes issued as paid-kind-interest thereon), would be extended from March 31, 2022 to December 31, 2022, and (b) all of the other Notes issued pursuant to the Note Purchase Agreement would be extended from December 31, 2022 to December 31, 2023;

(iii) interest on the Notes (other than the Delayed Draw Term Notes) will be payable, at the Agent’s sole discretion, either in cash or paid-in-kind by capitalizing such interest (“PIK Interest”), whereas prior to the effectiveness of Amendment No. 4, such interest would have been payable in cash from and after the March 31, 2022 interest payment date; and

(iv) interest on the Delayed Draw Term Notes will be payable, at the Agent’s sole discretion, either in cash or PIK Interest, whereas prior to the effectiveness of Amendment No. 4, such interest would have been payable in PIK Interest.

The foregoing is only brief descriptions of the respective material terms of Amendment No. 4 and are qualified in their entirety by reference to Amendment No. 4 that is filed as Exhibit 10.2 to this Current Report on Form 8-K and incorporated by reference herein.

Item 9.01 — Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

10.1	Form of Stock Purchase Agreement, dated January 24, 2022, by and between theMaven, Inc., and the several stockholders.

10.2	Amendment No. 4 to Second Amended and Restated Note Purchase Agreement, dated as of January 23, 2022, by and among theMaven, Inc., Maven Coalition, Inc., TheStreet, Inc., Maven Media Brands, LLC, College Spun Media Incorporated, and BRF Finance Co., LLC, as Agent and Purchaser

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THEMAVEN, INC.

Dated: January 28, 2022	By:	/s/ Douglas B. Smith
	Name:	Douglas B. Smith
	Title:	Chief Financial Officer